UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2015

CAREY CREDIT INCOME FUND
(Exact Name of Registrant as Specified in Charter)

Delaware	814-01117	47-2039472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Rockefeller Plaza
New York, New York		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01.    Entry into a Material Definitive Agreement.
On October 21, 2015, Carey Credit Income Fund (the "Master Fund"), as borrower, entered into a promissory note (the "Promissory Note") with WPC Holdco LLC (the "Lender"), to borrow five million dollars ($5,000,000) on an unsecured basis. The floating interest rate on the borrowed amount is 1.10% plus the one month London Interbank Offered Rate. The unpaid principal balance of the Promissory Note and accrued interest thereon is immediately due and payable no later than December 30, 2015. The Master Fund intends to use the borrowed funds to leverage its current investment portfolio and to make investments in portfolio companies consistent with its investment strategies.
The Lender is a wholly owned subsidiary of W. P. Carey Inc. and it is the direct owner of Carey Credit Advisors, LLC ("CCA"). The Master Fund is externally managed by CCA pursuant to an investment advisory agreement. CCA owns approximately fifty percent (50%) of the Master Fund's outstanding common stock.
As of October 21, 2015, the Master Fund has borrowed thirty three million dollars ($33,000,000) from the Lender. The Master Fund may borrow up to an additional seventeen million dollars ($17,000,000) from the Lender under a series of similar promissory notes; however, there is no funding commitment agreement between the Master Fund and the Lender. All amounts borrowed from the Lender are due on December 30, 2015.
The foregoing description of the Promissory Note does not purport to be complete and it is qualified in its entirety by the full text of the form of Promissory Note which was filed as an exhibit to the Master Fund's Form 10-Q for the quarter ending June 30, 2015 on August 14, 2015.
Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Form 8-K is incorporated by reference in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carey Credit Income Fund

Date: October 22, 2015	By:	/s/ Paul S. Saint-Pierre
Paul S. Saint-Pierre
Chief Financial Officer